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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                        December 14, 1998

                               POWERTEL USA, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                           0-14873                      84-0897771

         (State of incorporation)           (Commission                  (I.R.S. Employer
                                            File Number)                 Identification No.)

Address of principal executive offices:     321 W. Lake Lansing Road
                                            Asher Court, Suite 100
                                            E. Lansing, MI 48823

Registrant's telephone number:              (517) 333-5277

Former name and addresses:                  Nevada Energy Company, Inc.

                                            510 Castillo Street
                                            Santa Barbara, CA 93101
                                            Phone (805) 884-8350; Fax (805) 884-9221

                                            77-564 B Country Club Drive,
                                            Suite 340
                                            Palm Desert, CA 92260
                                            Phone (619) 772-3100; Fax (619) 772-3132

                                            1000 Bible Way, Suite 40
                                            Reno, Nevada 89502
                                            Phone (702) 324-0922 and (702) 324-5064

                                            321 West Lake Lansing Road
                                            Asher Court, Suite 100
                                            East Lansing, MI 48823
                                            Phone (517) 333-5277; Fax (517) 333-9869
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         Item 5.  Other Events

         On December, 1997, a shareholder's derivative action was commenced in Chancery Court of Delaware naming PowerTel USA, Inc. as a nominal defendant.
Other defendants included, Charles Cain, Peter Cannell, John Gould and Stefan
Tevis, all former members of the Board of Directors of PowerTel. Litigation in this proceeding was stayed due to the commencement of involuntary reorganization pursuant to the United States Bankruptcy Code.

         On or about September 15, 1998, the United States Bankruptcy Court, the
District of Nevada confirmed the Plan of Reorganization as submitted by the Company. Thereafter, the Company entered into a Settlement and Release Agreement with Messrs. Charles Cain and Peter Cannell, the terms of which are confidential by Agreement of the parties. As part of this settlement, they have agreed to cooperate fully with current management in its investigation of entities and persons who may have damaged the Company. The litigation remains pending with respect to claims against Defendants Tevis and Gould.

         The Company announced today that it has requested that the NASD halt trading in the Company's Class A Common Shares order that the Company can implement certain components of its Plan of Reorganization as approved by the United States Bankruptcy Court for the District of Nevada. The Plan provides for various action to be taken to restructure the Company's balance sheet, especially pertaining to its equity capitalization.

         In summary, the Plan provides:

         1. All Class A Common Shares issued subsequent to May 3, 1996 are rescinded in order that share ownership is vested in shareholders of record as of that date, except for certain shareholders who purchased Shares after May 3, 1996 and filed a Proof of Interest with the Bankruptcy Court and who followed certain procedures established by that Court.

         2. The 1:6 reverse stock split name change and Share capitalization effected in January, 1997 is rescinded.

         3.       The Company's Articles of Incorporation are to be amended.
                  Through this amendment, among other things, the Series B
                  Preferred Shares will be canceled and a new class of stock, "Special Shares" will be established. Five shares of the "Special Shares" will be issued pursuant to the Plan.

         4.       The Series B Common Shares, held of record as of August 16,
                  1996 by Nevada Energy Partners, I, a Nevada Limited
                  Partnership, are to be converted into Class A Common Shares, and the 16 Bahamian corporations will be the shareholders of record on a pro rata basis of such Shares pursuant to a settlement agreement approved by the Court. As a rewrite of this



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                  settlement, the 16 Bahamian corporations will own not more than 50.0% of the issued and controlling Class A Common
                  Shares.

         5.       Up to 35.0% of the issued and outstanding Class A Common
                  Shares as of the effective date are reserved for issuance to Mr. David Wallace, revenue produced within a 30 month period as set forth in the Plan.

         6. Creditors holding certain allowed claims may exchange their claims for Class A Common Shares.

         7. Prior to the issuance of the Class A Common Shares to creditors, the Plan provides that the Company's Board of Directors will effect a reverse stock split at a ratio to be determined by the Board of Directors.

         In order to effect the foregoing events, and other actions called for in the Plan of Reorganization, the Company has requested a halt in the trading of its Class A Common Shares.

         The Company predicts that trading will be resumed within 2-4 weeks.

         The Company has filed a Restated Certificate of Incorporation changing its name to WorldCall Corporation pursuant to the Plan.

---------------------------------
                  EXHIBITS

(1)      Letter Dated December 14, 1998 to National Association of Securities
         Dealers

(99)     Press Release




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         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                POWERTEL USA, INC.


Date:      December 15, 1998                /s/ Michael R. Kassouff
      ---------------------------      ------------------------------------
                                                Michael R. Kassouff, Director


Date:      December 15, 1998                /s/ Richard A. Cascarilla
      ---------------------------      ------------------------------------
                                                Richard A. Cascarilla, Director


Date:      December 15, 1998                /s/ Jeffrey L. Hartman
      ---------------------------      ------------------------------------
                                                Jeffrey L. Hartman, Director






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